Exhibit 99.1

N E W S R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Strong Mortgage Loan Refinancing Activity Helps Raise Earnings 30% for the

Second Quarter of 2003

CRESTVIEW HILLS, KENTUCKY, July 18, 2003 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the second quarter and the six month period ended June 30, 2003. Highlighting the 2003 results were gains on the sale of mortgage loans, which were up 695% for the quarter and 452% for the year. Driving these gains was the strong mortgage loan refinancing demand brought on by low interest rates.

The 2003 results reflect the purchase of certain assets and the assumption of certain liabilities of the Peoples Bank of Northern Kentucky “PBNK,” which was completed in November of 2002.

A summary of the Company’s interim results follows:

Second Quarter ended June 30,	2003	2002	Change
Net Income	$2,519,000	$1,943,000	30%
Net income per share, basic	$0.42	$0.33	27%
Net income per share, diluted	$0.42	$0.32	31%

Six Months ended June 30,	2003	2002	Change
Net Income	$4,745,000	$3,947,000	20%
Net income per share, basic	$0.80	$0.66	21%
Net income per share, diluted	$0.79	$0.66	20%

Net interest income increased 22% for the second quarter from the same period in 2002. The increase was due to the significant growth in earning assets and interest bearing liabilities associated with both the PBNK transaction and the growth experienced in the second half of 2002. This growth was offset with a decline in the net interest margin that was down as a result of the historically low current interest rate environment and the balance sheet changes associated with the PBNK transaction. The net effect of the balance sheet changes was an increase in liquidity that led to a higher percentage of short-term investments to earning assets compared to a year ago, and a higher amount of non-earning assets in the form of fixed assets and goodwill. The provision for loan losses was 50% lower than the second quarter of 2002 and reflected the strong and stable credit quality of the loan portfolio.

Non-interest income increased 128% for the quarter from the same period in 2002, while non-interest expense increased 58% from the second quarter of 2002. Both of these figures reflect the effects of the PBNK transaction, which added eight banking offices, sixty-two employees, $140 million in loans and $160 million in deposits. One particularly strong area of non-interest income was the growth in gains on the sale of mortgage loans. Included in the non-interest expense is $323,000 in the amortization of intangible assets associated with the PBNK transaction.

With the addition of the PBNK transaction and the growth experienced in the second half of 2002, the balance sheet has both grown and changed significantly since the end of the second quarter of 2002. Total assets have increased $254 million or 48% from a year ago with a 37% increase in loans and a 30% increase in investments funded by an increase in deposits of 53% and a 28% increase in borrowings. The PBNK transaction also added $10 million in fixed assets and $14 million in goodwill and other intangibles to the balance sheet.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	Second Quarter Comparison			YTD Comparison
Income Statement Data	6/30/03	6/30/02	% Change	6/30/03	6/30/02	% Change

Net interest income	$6,510	$5,329	22%	$13,049	$10,520	24%
Provision for loan losses	175	348	(50%)	325	520	(38%)
Service charges on deposit accounts	967	626	54%	1,763	1,177	50%
Gains on the sale of mortgage loans	1,018	128	695%	1,649	299	452%
Other non-interest income	629	394	60%	1,112	723	54%
Salaries and employee benefits expense	2,380	1,514	57%	4,644	3,014	54%
Occupancy and equipment expense	829	527	57%	1,723	1,020	69%
Other non-interest expense	1,923	1,199	60%	3,702	2,305	61%
Net income	2,519	1,943	30%	4,745	3,947	20%
Per Share Data
Basic earnings per share	$0.42	$0.33	27%	$0.80	$0.66	21%
Diluted earnings per share	0.42	0.32	31%	0.79	0.66	20%
Cash dividends declared	0.00	0.00	0%	0.08	0.06	33%
Earnings Performance Data
Return on Equity	16.31%	15.13%	+118 bps	15.69%	15.42%	+27 bps
Return on Assets	1.29%	1.57%	(28)bps	1.23%	1.60%	(37)bps
Net Interest Margin	3.66%	4.55%	(89)bps	3.72%	4.52%	(80)bps

Balance Sheet Data		6/30/03	6/30/02	% Change	12/31/02	% Change

Investments		$65,520	$50,404	30%	$59,464	10%
Total loans		612,199	448,168	37%	606,815	1%
Allowance for loan losses		6,539	4,689	39%	6,408	2%
Total Assets		789,506	535,119	48%	779,080	1%
Total deposits		678,526	442,899	53%	667,346	2%
Total borrowings		43,527	34,098	28%	48,479	(10%)
Stockholders equity		62,985	54,497	16%	58,423	8%

Asset Quality Data
Allowance for loan losses to total loans		1.07%	1.05%		1.06%
Non-performing loans to total loans		.67%	.64%		.68%
Annualized charge-offs to average loans		.06%	.03%		.10%

About BKFC

BKFC, a bank holding company with assets of approximately $790 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-five branch locations and thirty-five ATM’s in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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